Exhibit 99.1

October 11, 2013

David Faugno

Chief Financial Officer

Barracuda Networks, Inc.

3175 Winchester Blvd,

Campbell, CA 95008

RE:	Consent of Compass Intelligence

Dear Mr. Faugno,

Barracuda Networks, Inc. (“Barracuda” or the “Company”) has requested that Compass Intelligence (“Compass”) execute this consent in connection with a proposed initial public offering by the Company (the “Offering”). In connection with the Offering, Barracuda has prepared a prospectus included in the registration statement on Form S-1, including all amendments thereto (the “Registration Statement”), as filed with the Securities and Exchange Commission.

This consent serves as confirmation by Compass to Barracuda that Compass hereby:

1.	consents to the use of, and references to, Compass’ name, in connection with Compass’ research data on enterprises with less than 5,000 employees entitled “Barracuda Networks Number of Firms Demographics, 2013,” dated July, 2013 and “IT Security & Storage TAM for Barracuda Networks, 2013” dated July, 2013 (collectively, the “Research”), in the Registration Statement; and

2.	grants the Company permission to include references to the Research, substantially in the form furnished hereto as Exhibit A, as part of the Registration Statement (the “Statement”).

This consent further confirms that the references from the Registration Statement quoted in Exhibit A are an accurate depiction of the Research and that Compass provides its consent to the inclusion of this letter as an exhibit to the Registration Statement. The Company agrees to indemnify Compass against any and all claims arising from the use of the , substantially in the form furnished hereto as Exhibit A.

We understand the need for confidentially with respect to Barracuda’s planned initial public offering, and we agree to not discuss the planned offering with any third parties.

Sincerely,

/s/ Stephanie Atkinson

Compass Intelligence

Name:	Stephanie Atkinson

Title:	CEO

EXHIBIT A

Statement in Registration Statement

“The market for the above security and storage segments for companies with 100 to 4,999 employees was $8.7 billion in 2012, according to a study we commissioned from Compass Intelligence. Compass Intelligence further estimates there were 1.01 million companies worldwide with 100 to 4,999 employees in 2012, and an additional 1.43 million companies worldwide with 50 to 99 employees in 2012.”